Exhibit 21

                           SUBSIDIARIES OF THE COMPANY


              Dental Cooperative, Inc., a Utah corporation (active)

                 DenistDirect, Inc., a Utah corporation (active)

        Dental Practice Transition, Inc., a Utah corporation (inactive)